EXHIBIT 5

July 1, 2002

Snap-on Incorporated
2801-80th Street
Kenosha, WI  53141-1410

Ladies and Gentlemen:

       Reference is made to the registration statement on Form S-8 (the "Registration Statement") to be filed by Snap-on Incorporated (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to shares of the Company's common stock, $1 par value ("Common Stock"), and related preferred stock purchase rights (the "Rights") which may be issued pursuant to the Snap-on Incorporated 401(k) Savings Plan, the Snap-on Incorporated 401(k) Personal Savings Plan for Subsidiaries, and the Snap-on Tools Corporation Personal Savings Plan for Collective Bargained Groups (collectively, the "Plans").

       As Vice President, Secretary and General Counsel of the Company, I am familiar with the Company's Restated Certificate of Incorporation and By-laws, as amended, and with its affairs. I have examined or caused to be examined (i) the Plans; (ii) a signed copy of the Registration Statement; (iii) resolutions of the Company's Board of Directors relating to the authorization of the issuance of shares of Common Stock under the Plans; and (iv) other proceedings, documents and records.

       In rendering this opinion, I have relied upon the advice of other qualified attorneys and believe that I as well as you are justified in relying upon their advice. Based on the foregoing, it is my opinion that:

       1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

       2. Subject to the second sentence of this paragraph, the Common Stock when issued by the Company in the manner and for the consideration contemplated under the Plans will be validly issued, fully paid and nonassessable. Section 180.0622(2)(b) of the Wisconsin Statutes provides that the shareholders of every corporation are personally liable in an amount equal to the par value of the shares owned by them respectively for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof. Although the Company is not incorporated in Wisconsin, the Supreme Court of Wisconsin has construed this statutory provision to apply to shareholders of foreign corporations licensed to do business in Wisconsin, which would include the Company.

       3. The rights to be issued with the Common Stock have been duly and validly authorized by appropriate corporate action.

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       I consent to the use of this opinion as Exhibit 5 to the Registration
Statement, and I further consent to the use of my name in the Registration Statement. In giving this consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                            Very truly yours,

                                            /s/ Susan F. Marrinan

                                            Susan F. Marrinan
                                            Vice President, Secretary and
                                             General Counsel